EXHIBIT 5.1 CONSENT AND OPINION OF LEGAL COUNSEL

COPY FAEGRE & BENSON LLP COPY 2500 REPUBLIC PLAZA, 370 SEVENTEENTH STREET DENVER, COLORADO 80202-4004 TELEPHONE 303.607.3500 FACSIMILE 303.607.3600 www.faegre.com
WILLIAM J. CAMPBELL wcampbell@faegre.com 303/820-0630

October 29, 2003

Stockgroup Information Systems Inc.

750 West Pender Street, Suite 500

Vancouver, BC V6C 2T7

Canada

RE:

Registration on Form SB-2

Ladies and Gentlemen:

You have requested our opinion as special counsel for Stockgroup Information Systems Inc., a Colorado corporation, in connection with your registration statement on Form SB-2 under the Securities Act of 1933, as amended, and the rules and regulations promulgated under the Securities Act, for an offering by certain selling shareholders of up to an aggregate of 11,431,245 shares of Stockgroup’s common stock.  Certain of the shares to be offered by the selling shareholders underlie warrants held by the selling shareholders and will not be issued until and unless the warrants are exercised.

We have examined Stockgroup’s Form SB-2 filed with the Securities and Exchange Commission on or about October 1, 2003.  We have also examined the Amended and Restated Articles of Incorporation of Stockgroup, as amended and on file with the Secretary of State of the State of Colorado, as well as the bylaws, selected minutes of the Board of Directors of Stockgroup, and other documents as we have deemed necessary to provide a basis for the opinion expressed herein.  We have also consulted with officers and directors of Stockgroup to clarify, confirm, or supplement the foregoing documentation.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of documents submitted to us by way of electronic copy, the authenticity of the originals of all such copies, and the completion, due execution and delivery of all documents where completion, due execution and/or delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, it is our opinion that the shares of Stockgroup common stock and warrants to purchase Stockgroup common stock that have been issued previously and are offered for sale by the selling shareholders in this registration were legally and validly issued and are fully paid and non-assessable; and that the shares of Stockgroup common stock that underlie warrants, when issued in accordance with the terms of the warrants, will be legally and validly issued and fully paid and non-assessable.

This opinion is limited to the federal laws of the United States of America and the laws of the State of Colorado.

We consent to the filing of this opinion as an exhibit to the registration statement and consent to the use of our name under the caption “Legal Matters” in the prospectus.

                                                                                    Sincerely,

FAEGRE & BENSON LLP

By: /s/ William J. Campbell

      William J. Campbell